CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                    AMERICAN COAL CORPORATION



          We, the undersigned, Dannette Uyeda, President, and Jennifer Ngo, Secretary, of American Coal Corporation, a Nevada corporation (the "Corporation"), do hereby certify:
                                I
          Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as indicated below.
                                II
          The following amendment was adopted by Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by Consent of the Majority Stockholders pursuant to Section 78.320 of the Nevada Revised Statutes.
                               III
          Pursuant to resolutions adopted by the Board of Directors and the Majority Stockholders as set forth in Paragraph II above, the 9,900,000 common outstanding shares of the Corporation were reverse split on a basis of 100 for one, effective on the filing of this Amendment with the Secretary of State of the State of Nevada, while retaining the authorized common shares at 300,000,000 and the par value at one mill ($0.001) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation; provided, however, that no stockholder, based upon a per stock certificate of record basis on the closing of the Plan outlined below, shall have current holdings reduced to less than 100 shares, and those stockholders currently holding less than 100 shares will not be affected by the reverse split; and provided, further, however, that all fractional shares shall be otherwise rounded up to the nearest whole share.
                                IV
          The number of common shares entitled to vote on the amendment was 9,900,000.
                                V
          The number of common shares voted in favor of the amendment was 4,969,825 with none opposing and none abstaining.

                              /s/ Dannette Uyeda, President

                              /s/ Jennifer Ngo, Secretary


STATE OF UTAH       )
                    )  ss
COUNTY OF SALT LAKE     )

          On the 24th day of August, 1998, personally appeared before me, a Notary Public, Dannette Uyeda, who acknowledged that she is the President of American Coal Corporation, and that she is authorized to and did execute the above instrument.

                              /s/ Sheryl Ross
                              NOTARY PUBLIC

STATE OF UTAH       )
                    )  ss
COUNTY OF SALT LAKE     )

          On the 24th day of August, 1998, personally appeared before me, a Notary Public, Jennifer Ngo, who acknowledged that she is the Secretary of American Coal Corporation and that she is authorized to and did execute the above instrument.

                              /s/ Sheryl Ross
                              NOTARY PUBLIC